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                                OMB APPROVAL
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

   Granton              Gail                      E.
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   (Last)               (First)                 (Middle)

   c/o Pacific Gateway Exchange  533 Airport Blvd. Suite 505
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                                    (Street)

   Burlingame            California             94010
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Pacific Gateway Exchange, Inc. (NASDAQ/NMS: PGEX)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



51077761

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4. Statement for Month/Year

   September 1997
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5. If Amendment, Date of Original


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


       Executive Vice President
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/Year)     Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          9/2/97         S                1,200      D      36.0
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                                                                                                  848,318         D
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                                                                                                    4,000         I          (1)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                                      (Print or Type Responses)                                      SEC 1474 (8-92)

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(1)  Represents shares owned by the Granton Foundation, a charitable trust established by Ms. Granton of which she is the trustee.


  Table II -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option
 (Right to Buy)     $8.50    9/30/95            (No  Change) 9/30/96  9/30/00  Common    16,470  1/       16,470    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change)12/31/96  9/30/00  Common     4,117  1/        4,117    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change) 3/31/97  9/30/00  Common     4,117  1/        4,117    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change) 6/30/97  9/30/00  Common     4,117  1/        4,117    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change) 9/30/97  9/30/00  Common     4,117  1/        4,117    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change)12/31/97  9/30/00  Common     4,117  1/        4,117    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change) 3/31/98  9/30/00  Common     4,117  1/        4,117    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change) 6/30/98  9/30/00  Common     4,117  1/        4,117    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change) 9/30/98  9/30/00  Common     4,117  1/        4,117    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change)12/31/98  9/30/00  Common     4,117  1/        4,117    D
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  Table II -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option
 (Right to Buy)     $8.50    9/30/95            (No  Change) 3/31/99  9/30/00  Common     4,117  1/        4,117    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change) 6/30/99  9/30/00  Common     4,117  1/        4,117    D
Option
 (Right to Buy)     $8.50    9/30/95            (No  Change) 9/30/99  9/30/00  Common     4,125  1/        4,125    D
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Explanation of Responses:

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  1/ Options granted pursuant to the Company's 1995 Stock Option Plan.



                      /s/ Gail Granton                         10/8/97
                 **Signature of Reporting Person                Date
                       (Authorized Signer)

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

                                                             SEC 1474 (8-92)
